Dear Shareholder,

Your company continued to make progress during 2005 towards addressing and correcting the significant problems which began to surface during the third quarter of 2003. This is the ninth letter we have sent to you since the beginning of 2004 in an attempt to keep you up to date during this period.

Status of the Audits

After numerous delays, CIB Marine filed its audited consolidated financial statements for the year ended December 31, 2003 with the Securities and Exchange Commission (SEC) on October 31, 2005. The filing of the audit was a significant milestone for CIB Marine, and we are now able to move forward with completing and filing the remaining outstanding SEC filings, including the 2004 and 2005 audits, and various quarterly reports. Please note that all of the company’s SEC filings may be accessed on our website at www.cibmarine.com.

Meeting of Shareholders

Due to legal requirements, an Annual Meeting of Shareholders cannot be held until we are in compliance with our SEC reporting requirements. We expect that this will occur during the third quarter of 2006. In the meantime, we are planning on having an informational meeting of shareholders at the Holiday Inn in Matteson, Illinois at 2:00 PM on Thursday, February 23, 2006. At this meeting, we plan to discuss our preliminary unaudited financial results for 2005 and additional actions taken during 2005 to improve the financial condition of the company. Additional details regarding this meeting will be forthcoming.

Litigation

We continue to deal with several lawsuits including one that purports to be a shareholder class action lawsuit. While we believe that these lawsuits are without merit, significant defense costs are being incurred, imposing an additional burden on our capital and earnings.

Challenges for 2006

As we move into 2006 we are focused on returning the company to profitability as quickly and safely as possible. This is proving to be a challenge since we are now a much smaller company than we were two years ago. The sale of our Chicago bank, which was critical to the re-capitalization of the company, along with normal shrinkage resulting from our situation has left us with an imbalance between the infrastructure of the company and its earning assets. Your management team is working diligently to correct this situation, improve our net interest margins, and grow our loans outstanding while maintaining credit quality. We are also focused on the difficult task of reducing overhead expenses and right sizing our branch network to improve our efficiency ratios.

Shareholder Liquidity

As mentioned in our September shareholder letter, we understand that the ability to buy or sell shares of CIB Marine common stock is very important to many of our shareholders. We are aware that limited trades of CIB Marine stock have occurred in the over-the-counter market and are reported on the Pink Sheets (www.pinksheets.com, trading symbol: CIBH). We express no opinion as to whether the trades reported on Pink Sheets reflect fair market value. Shareholders seeking additional information regarding Pink Sheets or their ability to buy or sell shares via the over-the-counter market should contact their broker or financial advisor for assistance.

We appreciate your continued support of the company and our subsidiary banks, and will keep you apprised of significant matters affecting your company.

Sincerely,

Stanley J. Calderon
President and CEO

This letter contains forward-looking information. Actual results could differ materially from those indicated by these statements. The information contained under the caption “Forward Looking Statements” in Exhibit 99.2 of CIB Marine’s Form 8-K filed May 2, 2005 and other periodic reports to the SEC contain information about factors that could affect actual results.